Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-158205), and in the related Prospectus of El Paso Corporation, Colorado Interstate Gas Company, Colorado Interstate Issuing Corporation, El Paso Natural Gas Company, Southern Natural Gas Company, Southern Natural Issuing Corporation, and Tennessee Gas Pipeline Company, of our report dated March 1, 2010, with respect to the consolidated financial statements and schedule of Tennessee Gas Pipeline Company, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Houston, Texas
March 1, 2010